Exhibit 10.01

April 15, 2005

Mr. Michael H. Campbell
495 Ash Street
Winnetka, IL 60093

Dear Michael:

On behalf of Fair Isaac Corporation (“Fair Isaac”), I am pleased to present you with the following offer of employment as Vice President and Chief Operating Officer-Products. The terms of the offer are described below:

1.	In this capacity, you’ll report directly to me. Based on our previous discussions and my understanding of your availability, I’d like you to start as soon as possible. Upon your acceptance of this offer we’ll agree on a specific start date.

2.	Your annual base salary will be $375,000 (less tax withholding) calculated and paid on established bi-weekly payroll dates.

3.	You will participate in the Fair Isaac Management Incentive Plan for FY05 with an annual payout opportunity ranging from zero to 100% of your annual base salary depending upon both company performance and your attainment of personal performance objectives as reflected in summary performance ratings. These personal objectives will incorporate subjective and objectively measurable outcomes. Incentive awards will be calculated and paid on a semi-annual basis, however, both semi-annual and year-to-date performance will be considered in determining specific payouts. Your participation in this Plan will commence upon your hire date and the Company will guarantee a minimum award payment of $50,000 (less applicable taxes) for the April through September, 2005 semi-annual cycle provided you are actively employed on the date of payment and judged to be performing at an “achieving expectations” level. A copy of the Plan accompanies this letter.

4.	You will be awarded a grant of 200,000 non-qualified stock option shares per the terms and conditions of the Fair Isaac Corporation 1992 Long-Term Incentive Plan. This grant is contingent upon approval of the Compensation Committee of the Board of Directors (the “Committee”) which convenes periodically to review and approve proposed awards. This grant will be effective and assigned an exercise price equal to the closing market value on the effective date of the Committee’s approval which will be on or soon after your employment effective date. Twenty-five percent of these shares will vest on each anniversary date of the grant. You will receive a detailed packet of information describing your grant approximately 4-6 weeks following the Committee’s approval.

5.	You will be eligible to participate in Fair, Isaac’s comprehensive set of benefit programs including health and welfare, 401(k) and Employee Stock Purchase and Supplemental Retirement and Savings Plans. In addition, you will accrue vacation at the rate of four (4) weeks per year as of your hire date with all other terms and conditions of the Company’s time-off policies applicable. Detailed information about these programs accompanies this letter.

6.	You will be provided with relocation assistance to facilitate your family’s transition from Illinois to Minneapolis. As discussed, I’m supportive of a reasonable delay in the timing of your formal move (by the end of summer would be fine) provided you begin working out of the Minneapolis office immediately. A copy of the Fair Isaac Relocation Policy is enclosed. To initiate this benefit, you will need to sign and return the enclosed “Relocation Agreement” form. While your specific relocation needs have yet to be determined, the Company will provide you with a relocation package of up to $300,000 to substantially offset the bulk of your relocation expenses. Qualified relocation expenses will be reimbursed upon submission of approved expense reports accompanied by receipts or direct billing from approved third party vendors. Further, to the extent elements of your relocation package represent taxable, non-deductible income to you, the Company will apply a standard “gross-up” protocol to substantially eliminate your tax liability. Our relocation consulting firm is available to begin working with you at your request.

7.	You will be offered participation in a Management Change-in-Control Agreement, subject to approval of the Company’s Board of Directors, which, among other things, will provide for accelerated vesting of unvested stock options and enhanced severance benefits in the event of a qualified change-in-control of Fair Isaac followed by a qualified termination of your employment. A copy of the template Agreement accompanies this letter.

8.	This offer letter does not constitute an Employment Agreement and your employment will be “at-will” meaning that either you or the Company may terminate your employment relationship at any time for any reason, with or without cause or notice. This term of employment is not subject to change or modification of any kind except by a written agreement signed by both you and the CEO of the Company.

9.	You will be required to sign a standard Proprietary Information and Inventions Agreement at the time of your hire date. A copy of this agreement accompanies this letter. In addition, your employment is conditioned upon the completion of our standard Criminal Background Review and reference checking process. Please complete the enclosed Employment Application form and fax it to Richard Deal, VP-Human Resources, at 612-758-5201 as soon as possible.

Michael, I’m confident that your experience and leadership skills will allow you to make significant contributions to Fair Isaac’s continued success while allowing you to achieve your own professional goals. As you consider this offer, feel free to contact myself at 612-758-5210 or Richard Deal at 612-758-5225 with any questions. Upon acceptance, please complete the section below and return a signed copy to Richard’s attention at the above fax number.

Sincerely,

Tom Grudnowski
President & CEO

I have read and accept this offer of employment. I understand that any other agreements which may have previously been made to me are superseded by this offer.

Dated:

Michael H. Campbell